Exhibit 99.1

HC2 Holdings Announces Name Change to INNOVATE Expected to be Effective
September 20, 2021

NEW YORK, August 19, 2021 – HC2 Holdings, Inc. (NYSE: HCHC) today announced that its previously announced name change to INNOVATE Corp. is expected to take effect on Monday, September 20, 2021, along with the launch of a new corporate brand identity and website. The Company is expected to commence trading on the New York Stock Exchange under the trading symbol VATE at market open on September 20, 2021. Until that time, the Company will continue to trade on the New York Stock Exchange under its present symbol, HCHC. There is no change in the Company’s capitalization structure as a result of the name change.

The name INNOVATE reflects the Company’s focus on innovative growth businesses. INNOVATE’s platform includes Infrastructure, Life Sciences and Spectrum subsidiaries, each with strong external catalysts that are expected to deliver meaningful value for all stakeholders.

“INNOVATE is a platform of best-in-class assets we believe are poised to thrive in the new economy,” said Avie Glazer, Chairman of HC2. “We look forward to finalizing the name change in the coming weeks as we enter this new chapter in the Company’s evolution.”

In connection with the name and trading symbol change, INNOVATE will assume a new CUSIP number (47584J 105) and a new ISIN (US45784J1051).

No action is required to be taken by stockholders with respect to the name change.

About INNOVATE

HC2 Holdings is being renamed INNOVATE Corp. INNOVATE is a portfolio of best-in-class assets in three key areas of the new economy – infrastructure, life sciences and spectrum. Dedicated to stakeholder capitalism, INNOVATE employs over 4,300 people across its subsidiaries.

Cautionary Statement Regarding Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions, all of which involve risks, assumptions and uncertainties, many of which are outside of the Company’s control, and are subject to change. All forward-looking statements speak only as of the date made, and unless legally required, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The Company’s actual results could differ materially from those expressed or implied in any forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent statements and reports filed with the Securities and Exchange Commission (“SEC”), including in our reports on Forms 10-K, 10-Q, and 8-K. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.

Contacts

Media Contact:
Reevemark
Paul Caminiti/Pam Greene/Luc Herbowy
HC2@reevemark.com
(212) 433-4600

Investor Contact: Solebury Trout
Anthony Rozmus
ir@hc2.com
(212) 235-2691